Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

February 2012

Annual meeting set for April 5

Members of Homeland Energy Solutions are invited to attend the annual membership meeting April 5 at Kolby's Dine & Stein in New Hampton. There will be a lunch served at noon, with the meeting beginning at 1 p.m.

Rep. Steve King of Kiron, Iowa, who represents Iowa's 5th Congressional District, is tentatively scheduled to be the day's guest speaker. While his district has always included a significant number of ethanol plants, recent redistricting places nearly 15 percent of the nation's ethanol production — more than 2 billion gallons annually — within his district.

During the meeting, members will also be asked to vote for directors to fill three separate three-year seats on the Homeland Energy Solutions Board. Candidates include incumbents Maurice Hyde, Christine Marchand and Jerry Calease, along with Bernard Retterath and Martin Scharfenberg.

More complete biographies and information on voting will be included in proxy statements, which should be mailed to members in late February or early March.

Strong 2011 gives HES steady footing in volatile market

While late 2011 and early 2012 have proven just how volatile the ethanol market can be, Homeland Energy Solutions is in a strong position to handle the bumpy ride after a profitable 2011 fiscal year.

"Homeland had an extremely successful year this year," said President and CEO Walter Wendland. "I can't say enough about how hard all the employees worked to get us to where we are financially."

Where is the company? On solid ground, having in the last 12 months paid the maximum allowable dividends on profits for fiscal years 2009 and 2010 and paid down an additional $20 million in long-term debt, with the balance of the amortized note expected to be retired by the end of this year.

Wendland also anticipates the board reviewing financial results for 2011 soon to determine a strategy for dividends for this year.

While strong margins, especially in the summer and fall, aided in Homeland's success, Wendland points out that the plant also set new records in 2011 for both total ethanol production and for efficiency in converting bushels of corn to gallons of ethanol.

"Our staff is still working to improve on both of those numbers," he said, "but the main concentration now is on making us as efficient as possible."

The focus on efficiency is needed given the dramatic change in the ethanol market in the last two months. Following margins that were the highest that HES has ever seen in November 2011, the margins fell to the tightest ever after the first of January. That change is largely due to blenders buying as much ethanol as possible prior to the Dec. 31, 2011, expiration of the blender's tax credit. Ethanol sales fell off sharply after Dec. 10, leaving the industry with a surplus and low ethanol prices, while corn remains at the high prices it has seen over the last year.

Wendland said that it will take some time for the market to correct, with renewed exports and the implementation of E-15 as the keys to help break the blend wall the ethanol industry is currently facing. But while other plants are cutting production or completely idling their facilities,

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Market, hard work yield positive results for 2011

Ethanol production and profit margins were strong throughout the ethanol industry in 2011, and Homeland Energy Solutions, LLC (HES) was able to take advantage of both over the course of the previous 12 months.

In 2011, HES increased production of ethanol by approximately 9% over the previous year. Production of dried distillers grains was up approximately 6% from 2010. The hard work, dedication, and attention to increases in efficiency by the employees at HES, coupled with favorable market conditions, allowed the Company to achieve an annual net income of approximately $36.4million. Earnings per share for 2011 were approximately $400/unit.

Taxable earnings for 2011 are projected to be in the $100-150/share range, and official K1s are set to be distributed in the very near future. Keep in mind that this is only a projection and that the impact of taxable income will be different for each individual or business member of HES. Please consult your independent tax professional for details specific to your personal or business situation.

Highlights of the financial results are printed below.

— David Finke,
Chief Financial Officer
Homeland Energy Solutions

BALANCE SHEET				
		12/31/11	12/31/10	12/31/09
Current Assets	$	23,319,876	30,920,597	19,811,778
Property & Equipment		131,218,450	138,906,631	149,107,152
Other Assets		2,971,781	2,847,833	13,600,758
Total Assets	$	157,510,107	172,675,061	182,519,688
Current Liabilities	$	16,571,192	27,089,841	12,664,291
Long-term Liabilities		246,488	33,101,406	62,252,132
Total Members' Equity		140,692,427	112,483,814	107,603,265
Total Liabilities & Equity	$	157,510,107	172,675,061	182,519,688
Book Value per membership unit	$	1,556	1,230	1,177

INCOME STATEMENT				
		12/31/11	12/31/10	12/31/09
Revenue	$	419,312,560	254,480,111	161,855,910
Cost of Goods Sold		379,166,073	239,311,226	142,218,998
Operating Expenses		2,764,369	2,198,314	2,451,539
Operating Income		37,382,118	12,970,571	17,185,373
Other Expenses		(1,028,350)	(1,939,762)	(1,544,998)
Net Income	$	36,353,768	11,030,809	15,640,375
Net Income Per Unit	$	401.94	120.63	171.04

E-15 process could be slowed by Congress

Despite the EPA's findings that E-15 (a blend of 15% ethanol and 85% gasoline) is safe for use in vehicles manufactured in 2001 and later, lawsuits and now a possible bill in Congress are slowing the implementation of this renewable fuel blend which would reduce costs to consumers and maintain the nation's homegrown renewable fuels industry.

Officials had originally expected E-15 to be approved and ready for introduction by the first of the year (six states have all of the rules and regulations in place to facilitate E-15), but the EPA has been slow to respond to a lawsuit filed by the oil companies.

It may see further delays due to a bill introduced by Wisconsin Rep. Jim Sensenbrenner (R).

"With many members of Congress complaining about the federal government impeding the ability of small businesses to create jobs, this bill would inject parochial politics into the scientifically established process of approving new fuels. In approving E15, the Department of Energy tested vehicles over millions of driving miles - the equivalent of some 4,700 round trips from Washington to Milwaukee. To suggest more testing is needed is nothing more than a stall tactic that has but one outcome – our continued addiction to oil," said Bob Dinneen, CEO of the Renewable Fuels Association.

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557

Meet your team members

Kyle Guertin, health & safety coordinator



Q. What do you like most about working at Homeland?

A. I enjoy the challenge my job brings and learning new information each day. I also enjoy my co-workers and the dedication they have shown and continue to show for Homeland!

Q. Tell us about your background. (HS, college, previous jobs)

A. I was born and raised in Riceville, Iowa. I graduated from Riceville High School in 2002 and then went to college at NIACC for one year where I studied general education and played football. I then transferred to UNI where I graduated in December 2006 with a BA in Elementary Education. I coached high school baseball for six years, basketball for four years, and football for five years in Riceville. I am currently in pursuit of my Masters Degree in Occupational Safety and Health with an emphasis in Environmental Management from Columbia Southern University.

Q. Tell us about your family.

A. I am engaged to be married to Brittany Mayer from Riceville on October 6, 2012. I have one older brother, Matt, and one older sister, Stacey. My parents are Gary and Janelle Guertin of Riceville.

Q. Any hobbies or interests?

A. I enjoy outdoors activities such as hunting and fishing and also enjoy watching or participating in football, basketball, or baseball.

Year in review …

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Homeland is well-situated to weather the storm.

"We have the infrastructure and the people in place to be the low-cost producer, and we are in a great location for corn production and supply," he said.



John Stewart & Associates
ETHANOL GROSS MARGIN*
1/31/12
¢/gal
Minnesota Margin .227
NE Grp 3 Margin .202
Columbus CSX Margin .239
$.38/gal
* 7/01/09 started computing margin using Midpoint Chicago Ethanol.
Estimated expenses including principal & interest but before depreciation=$.38/gal
*Gross Margin: Inputs: nearby corn futures/basis and nearby natural gas futures + 20 Outputs: DDGS (80% of cash corn) and ethanol nearby futures with the western corn belt @ -12 Chicago and eastern corn belt @ Chicago price.